Exhibit 23.1

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of VAALCO Energy, Inc on Form S-3 of our report dated March 30, 2004, (December 17, 2004 for discontinued operations as described in Note 10) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of SFAS No. 143, Accounting for Asset Retirement Obligations), appearing in the Current Report on Form 8-K of VAALCO Energy, Inc. dated December 22, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

December 22, 2004